SCHEDULE 14A

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-12

                 Salomon Brothers Inflation Management Fund Inc.
                  Salomon Brothers Capital and Income Fund Inc.
                  ---------------------------------------------
                (Name of Registrants as Specified in Its Charter)

           Karpus Management, Inc. d/b/a/ Karpus Investment Management
           -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            -------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            -------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            -------------------------------------------------------

      (5)   Total fee paid:

            -------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

            -------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            -------------------------------------------------------

      (3)   Filing Party:

            -------------------------------------------------------

      (4)   Date Filed:

            -------------------------------------------------------

                          KARPUS INVESTMENT MANAGEMENT
                                183 SULLY'S TRAIL
                            PITTSFORD, NEW YORK 14534
                                 (585) 586-4680
                                       for
             Salomon Brothers Inflation Management Fund Inc. ("IMF")
              Salomon Brothers Capital and Income Fund Inc. ("SCD")

October 28, 2005

Dear Fellow Shareholders:

Don't let the Boards' recent scare tactics about the Funds being in limbo without a manager force you into making an uninformed decision. The truth is that if you do not vote with us, your investment could potentially lose value. When a fund is trading at a discount to its net asset value, this means that should you have to sell your shares for any reason, you are not receiving the underlying value of your investment.

Should our campaign prove successful and the Boards of Directors recognize and act upon our concerns to eliminate the discount, we believe it could create a gain in the market price of our shares of approximately 13% for us, the shareholders of these Funds.

We believe that the Boards of Directors should have better managed the discount at which the Funds have historically traded. Once the offering was complete, it appears that the Boards did little or nothing about managing the discount.

Shareholders now have an opportunity that may not present itself again. To our knowledge, the Boards of Directors have done nothing to address the pervasive discount to net asset value of the Funds. In fact, thus far this year IMF has had an average discount of over eight percent and SCD has had an average discount of over 12 percent. At their widest points, IMF traded at a 13.54% discount on October 20, 2005 and SCD traded at a 14.83% discount on April 22, 2005. What did the Boards think of this outrageous discount? Did they just assume that it would go away? If we are not successful and these Funds trade in the future at their widest discount we will have little or no means by which we can voice our concerns.

Don't let scare tactics work. The Boards of Directors has a fiduciary responsibility to ensure that proper management of our Funds continues over the short term, even if we do not approve the transfer of the management to Legg Mason. WE WILL NOT BE LEFT WITHOUT AN INVESTMENT MANAGER. There are many other competent management groups besides Legg Mason who could manage our Funds and may even consider merging our Funds into one of their open-end mutual funds where the shares would immediately trade at net asset value.

We need to send a powerful message to the Boards of Directors that eliminating the discount to net asset value and increasing the shareholders' economic well-being is not a "side-show" issue. We believe that it is the economic entitlement of each shareholder of the Funds to receive the real value of their investment, not a depressed market value.

It is our belief that the Boards of Directors are not looking out for the shareholders in their attempt to achieve the "corporate agenda" of transferring the Funds' management from Citigroup to Legg Mason. Citigroup sold these Funds to the public less than two years ago and now after letting the Funds trade at wide discounts they have the nerve to ask you to hand off the Funds to a new manager without compensation for you, the owner.

We have lost faith that these Boards of Directors will do the right thing for the economic well-being of the shareholders. We believe a responsible Board of Directors should do the following:

      1. Take immediate action to eliminate the trading discount to net asset value. This would create about a 13% gain for all shareholders.

      2. Hire and maintain top quartile investment management. Typically this could add approximately 1% per year of value.

      3. Better manage shareholder expenses. This has a potential savings of approximately 0.5% per year.

It is this simple: do you want to potentially increase the value of your investment by about 13% or do you want to hope that Legg Mason takes our concerns more seriously than the current Fund Management? Don't hope - express yourself now when Fund Management needs your approval.

Send management a strong message that we will not be sold off like cattle. We demand to have our investment recognized by the market at its full value! In order to force the Boards to acknowledge the fact that we will not go quietly, VOTE BY SIGNING AND DATING THE GREEN PROXY CARD. ONLY YOUR LAST VOTED AND DATED PROXY COUNTS. YOU CAN CHANGE YOUR VOTE FROM MANAGEMENT'S WHITE CARD BY VOTING THE GREEN CARD. If you previously voted the GREEN card as your last vote, we thank you for your continued support.

Send a message to the Boards of Directors that GREEN equals CASH!

Sincerely,
Karpus Investment Management


                                       3